EXHIBIT 10.11

Community Bank
Director Deferred Fee Agreement

COMMUNITY BANK
DIRECTOR DEFERRED FEE AGREEMENT

          THIS AGREEMENT is made this ________ day of __________________, 2004, by and between COMMUNITY BANK, a savings association, located in Staunton, Virginia (the "Company"), and ________________________________ (the "Director").

INTRODUCTION

          To encourage the Director to remain a member of the Company's Board of Directors, the Company is willing to provide to the Director a deferred fee opportunity. The Company will pay the Director's benefits from the Company's general assets.

AGREEMENT

          The Director and the Company agree as follows:

Article 1
Definitions

          Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

          1.1  "Code" means the Internal Revenue Code of 1986, as amended.

          1.2  "Deferral Account" means the Company's accounting of the Director's accumulated Deferrals plus accrued interest.

          1.3  "Deferrals" means the amount of the Director's Fees, which the Director elects to defer according to this Agreement.

          1.4  "Effective Date" means January 1, 2004.

          1.5  "Election Form" means the Form attached as Exhibit 1.

          1.6  "Fees" means the total fees payable to the Director during a Plan Year.

          1.7  "Normal Retirement Age" means the Director's 70th birthday.

          1.8  "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Service.

          1.9  "Plan Year" means the calendar year.

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Community Bank
Director Deferred Fee Agreement

          1.10  "Termination of Service" means that the Director ceases to be a member of the Company's Board of Directors for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

Article 2
Deferral Election

          2.1  Initial Election. The Director shall make an initial deferral election under this Agreement by filing with the Company a signed Election Form within 30 days after the Effective Date of this Agreement. The Election Form shall set forth the amount of Fees to be deferred and shall be effective to defer only Fees earned after the date the Election Form is received by the Company.

          2.2  Election Changes

2.2.1 Generally. Upon the Company's approval, the Director may modify the amount of Fees to be deferred annually by filing a new Election Form with the Company prior to the beginning of the Plan Year in which the Fees are to be deferred. The modified deferral election shall not be effective until the calendar year following the year in which the subsequent Election Form is received and approved by the Company.

2.2.2 Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director, by written instructions to the Company, may reduce future deferrals under this Agreement.

Article 3
Deferral Account

          3.1  Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

3.1.1 Deferrals. The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.
3.1.2 Interest. At the end of each Plan Year under this Agreement and immediately prior to the payment of any benefits, but only until commencement of the benefit payments under this Agreement, unless otherwise stated, interest is to be credited on the account balance at an annual rate equal to eight percent (8%), compounded monthly.

          3.2  Statement of Accounts. The Company shall provide to the Director, within 120 days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

          3.3  Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind.

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Community Bank
Director Deferred Fee Agreement

The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.

Article 4
Benefits During Lifetime

          4.1  Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director's Normal Retirement Date.
4.1.2 Payment of Benefit. The Company shall pay the benefit to the Director in 60 equal monthly installments commencing with the month following the Director's Normal Retirement Date. The Company shall continue to credit interest pursuant to Section 3.1.2 on the remaining account balance during any applicable installment period.

          4.2  Early Termination Benefit. Upon Termination of Service prior to the Normal Retirement Age for any reason other than death the Company shall pay to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Director's Termination of Service.
3.1.2 Payment of Benefit. The Company shall pay the benefit to the Director in a lump sum within 30 days following Termination of Service.

Article 5
Death Benefits

          5.1  Death During Active Service. If the Director dies while in the active service of the Company, the Company shall pay to the Director's beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance at the Director's death.
5.1.2 Payment of Benefit. The Company shall pay the benefit to the beneficiary in a lump sum within 30 days following the Director's death.

          5.2  Death During Payment of a Benefit. If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay

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Community Bank
Director Deferred Fee Agreement

the remaining benefits to the Director's beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

          5.3  Death After Termination of Service But Before Benefit Payments Commence. If the Director is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Director's beneficiary that the Director was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Director's death.

Article 6
Beneficiaries

          6.1  Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and acknowledged by the Company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director's estate.

          6.2  Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 7
General Limitations

          7.1  Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is in excess of the Director's Deferrals (i.e., the interest earned on the Deferral Account) if the Company terminates the Director's service for:

(a) Gross negligence or gross neglect of duties to the Company;
(b) Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director's service to the Company; or
(c) Fraud or willful violation of any law or significant Company policy committed in connection with the Director's service and resulting in an adverse effect on the Company.

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Community Bank
Director Deferred Fee Agreement

The Director's Deferrals shall be paid to the Director in a manner to be determined by the Company. No interest shall be credited on the Deferrals during any applicable installment period.

          7.2  Suicide or Misstatement. The Company shall not pay any benefit under this Agreement exceeding the Deferral Account if the Director commits suicide within three years after the date of this Agreement.

Article 8
Claims and Review Procedure

          8.1  Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid ("claimant") shall make a claim for such benefits as follows:

8.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.
8.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
8.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,
(b) A reference to the specific provisions of the Agreement on which the denial is based,
(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures, and
(e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

          8.2  Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

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Community Bank
Director Deferred Fee Agreement

8.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.
8.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

8.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,
(b) A reference to the specific provisions of the Agreement on which the denial is based,
(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and
(d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Article 9
Amendments and Termination

          This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

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Community Bank
Director Deferred Fee Agreement

Article 10
Miscellaneous

          10.1  Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

          10.2  No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Company, nor does it interfere with the shareholders' rights to replace the Director. It also does not require the Director to remain in the service of the Company nor interfere with the Director's right to terminate services at any time.

          10.3  Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

          10.4  Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

          10.5  Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Virginia, except to the extent preempted by the laws of the United States of America.

          10.6  Unfunded Arrangement. The Director and the Director's beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Company to which the Director and the Director's beneficiary have no preferred or secured claim.

          10.7  Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

          10.8  Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

          10.9  Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Interpreting the provisions of the Agreement;

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Community Bank
Director Deferred Fee Agreement

(b) Establishing and revising the method of accounting for the Agreement;
(c) Maintaining a record of benefit payments; and
(d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

          10.10  Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the Service of advisors and the delegation of ministerial duties to qualified individuals.

          IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

Director:	Company: Community Bank By Title

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Community Bank
Director Deferred Fee Agreement

EXHIBIT 1
TO
COMMUNITY BANK
DIRECTOR DEFERRED FEE AGREEMENT

Deferral Election

I elect to defer my Fees pursuant to this Director Deferred Fee Agreement with the Company, as follows:

Amount of Deferral	Duration
[Initial and Complete one] ____ I elect to defer ____% of my Fees annually. ____ I elect to defer $______ of my Fees annually. ____ I elect not to defer any of my Fees.	[Initial One] ____ One Year only ____ For ______ Years ____ Until Termination of Service ____ Until ___________, ___________ (date)

Upon the Company's approval, I understand that I may change the amount and duration of my deferrals by filing a new election form with the Company; provided, however, that any subsequent election will not be effective until the calendar year following the year in which the new election is received by the Company.

Signature __________________________

Date ______________________________

Received by the Company this ________ day of ___________________, 2004.

By _________________________________

Title _______________________________

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Community Bank
Director Deferred Fee Agreement

Beneficiary Designation

________________________

DIRECTOR DEFERRED FEE AGREEMENT

I designate the following as beneficiary of benefits under this Agreement payable following my death:

Primary: _______________________________________________________________________

________________________________________________________________________________

Contingent: _____________________________________________________________________

________________________________________________________________________________

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature ___________________________

Date ______________________________

Acknowledged by the Company this ________ day of ___________________, 2004.

By _________________________________

Title ________________________________

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FIRST AMENDMENT
TO THE
COMMUNITY BANK
DIRECTOR DEFERRED FEE AGREEMENT
EFFECTIVE JANUARY 1, 2004
FOR
__________________

     THIS AMENDMENT is adopted this ________ day of __________________, 2004, by and between COMMUNITY BANK, a savings association, located in Staunton, Virginia (the "Company"), and __________________ (the "Director").

     The Company and the Director executed the DIRECTOR DEFERRED FEE AGREEMENT effective January 1, 2004 (the "Agreement").

     The undersigned hereby amend, in part, said Agreement for the purpose of correcting the calculation of interest on the Deferral Account balance prior to and after the Director's Termination of Service.

     WHEREFORE, the Company and the Director agree to amend the Agreement as follows:

     Article 1.11 shall be added to the Agreement as set forth below:

      1.11 "Payment Rate" means the annual rate of eight percent (8.0%). The Payment Rate may be changed if, in the opinion of the Company's independent accountants and prior to the commencement of payments under this Agreement, the annual rate of 8.0% is materially different than the discount rate required to be used to determine the Retirement Age present value of the Company's benefit obligation to the Director under this Agreement. Once benefit payments have commenced under this Agreement the Payment Rate shall not be changed.

     Article 1.12 shall be added to the Agreement as set forth below:

      1.12 "Return on Equity"means the rate determined by dividing the Company's net income for each fiscal year, determined in accordance with Generally Accepted Accounting Principles, by the Company's total shareholder equity at the beginning of the fiscal year.

     Article 3.1.2 of the Agreement shall be deleted in its entirety and replaced by Article 3.1.2 below:

      3.1.2 "Interest." At the end of each Plan Year under this Agreement and immediately prior to the payment of any benefits, but only until commencement of the benefit payments under this Agreement, unless otherwise stated, interest is to be credited on the account balance at an annual rate equal to seventy-five percent (75%) of the Company's Return on Equity, compounded monthly. Interest will be calculated for any given period using the Return on Equity for that period.

     Article 4.1.2 of the Agreement shall be deleted in its entirety and replaced by Article 4.1.2 below:

      4.1.2 "Payment of Benefit" The Company shall pay the benefit to the Director in sixty (60) equal monthly installments, including interest at the Payment Rate, compounded monthly, commencing with the month following the Director's Normal Retirement Date.

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     Except as amended herein, the Agreement remains in full force and effect.

     IN WITNESS OF THE ABOVE, the Director and the Company hereby consent to this First Amendment.

Director:	COMMUNITY BANK
_____________________________________	By ____________________________________ Title __________________________________

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